News Release

For Immediate Release:	For More Information, Contact:
January 22, 2020	Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $20.9 million, or $0.71 per diluted common share, for the three months ended December 31, 2019, a decrease of 11.3% in earnings per share from the $23.9 million, or $0.80 per diluted common share, recorded in the fourth quarter of 2018. The decrease was primarily due to an increase in the provision for loan losses recorded for the current period.

For the year ended December 31, 2019, the Company recorded net income of $92.0 million, or $3.10 per diluted common share, an increase of 3.0% in earnings per share from the $89.3 million, or $3.01 per diluted common share, for 2018. The increase was primarily related to higher net interest income associated with the Company's growth.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2019 was $54.7 million, a 1.5% increase from the $53.8 million recorded in the fourth quarter of 2018. Net interest income for the year ended December 31, 2019 amounted to $216.2 million, a 4.2% increase from the $207.4 million recorded in 2018. The increases in net interest income for the periods presented were primarily due to growth in interest-earning assets, which have increased by approximately 6% over the past year.

The Company’s net interest margin (a non-GAAP measure calculated by dividing tax-equivalent net interest income by average earning assets) for the fourth quarter of 2019 was 3.93%, which was 15 basis points lower than the 4.08% realized in the fourth quarter of 2018. For the year ended December 31, 2019, the Company’s net interest margin was 4.00% compared to 4.09% for 2018. The lower margins were primarily due to a combination of lower loan discount accretion and lower asset yields.

The Company recorded loan discount accretion of $1.5 million in the fourth quarter of 2019, compared to $1.8 million in the fourth quarter of 2018. For the years ended December 31, 2019 and 2018, loan discount accretion amounted to $6.0 million and $7.8 million, respectively. The lower loan discount accretion accounted for approximately 3 basis points out of the 15 basis point decline in the net interest margin when comparing the fourth quarter of 2019 to 2018 and for 4 basis points of the 9 basis point decline for 2019. The lower discount accretion was attributable to paydowns in the Company’s acquired loan portfolios.

The Company's earning-asset yields, excluding loan discount accretion, decreased by 8 basis points when comparing the fourth quarter of 2019 to the fourth quarter of 2018. Total funding costs increased by 5 basis points over that same period. On a year to date basis, earning-asset yields, excluding loan discount accretion, increased 11 basis points, while total funding costs increased 18 basis points.

In the second half of 2019, the Federal Reserve cut short-term interest rates by 75 basis points. The lower interest rates resulted in a 6 basis point reduction in the yield on interest-earning assets in the fourth quarter of 2019 from the third quarter of 2019 and a three basis point reduction in the total cost of funds. This spread compression resulted in the 2 basis point linked-quarter decrease in net interest margin. In the fourth quarter of 2019, the Company’s loan yield was favorably impacted by yield adjustments primarily related to prepayment fees realized on the early payoff of a large loan.

See the Financial Summary for a reconciliation of the Company’s net interest margin to its net interest margin excluding loan discount accretion, and other information regarding this percentage.

Provision for Loan Losses and Asset Quality

Total net charge-offs for the fourth quarter of 2019 amounted to $1.0 million, or 0.09% of average loans, compared to net charge-offs of $0.2 million, or 0.02% of average loans, in the fourth quarter of 2018. For the year ended December 31, 2019, the Company experienced net charge-offs of $1.9 million, or 0.04% of average loans, compared to net recoveries of $1.3 million in 2018.

The Company recorded a provision for loan losses of $3.2 million in the fourth quarter of 2019 compared to a provision for loan losses of $0.7 million in the fourth quarter of 2018. For the year ended December 31, 2019, the Company recorded a provision for loan losses of $2.3 million compared to a negative provision for loan losses (reduction of the allowance for loan losses) of $3.6 million in 2018. In the first quarter of 2018, the Company experienced net loan recoveries of $3.7 million, resulting in the negative provision during 2018.

Total nonperforming assets amounted to $37.8 million at December 31, 2019 compared to $43.4 million a year earlier. Within nonperforming assets, nonaccrual loans amounted to $24.9 million at December 31, 2019 compared to $19.7 million at September 30, 2019 and $22.6 million at December 31, 2018.

Noninterest Income

Total noninterest income was $14.6 million and $13.4 million for the three months ended December 31, 2019 and 2018, respectively. For the year ended December 31, 2019, noninterest income amounted to $58.6 million compared to $58.4 million for 2018.

Core noninterest income, a non-GAAP measure, for the fourth quarter of 2019 was $14.5 million, a 7.5% increase from the $13.5 million reported for the fourth quarter of 2018 - see reconciliation of core noninterest income to total noninterest income in the Financial Summary. For the year ended December 31, 2019, core noninterest income amounted to $59.6 million, a 2.4% increase from the $58.2 million reported for 2018.

In 2019, the Company experienced increases in service charges on deposit accounts due to strong deposit growth, "other service charges, commissions, and fees" due to higher interchange income, and "fees from presold mortgages" due to higher mortgage origination activity. Partially offsetting those increases were declines in commissions from sales of insurance and financial products, SBA consulting fees and SBA loan sale gains, which all declined due to lower activity in those lines of business.

Other gains (losses) amounted to a net loss of $0.2 million in calendar year 2019 due to miscellaneous items, whereas in 2018, the Company recorded a net gain of $0.7 million, which included a $0.9 million gain on the sale of a former branch location.

Noninterest Expenses

Noninterest expenses amounted to $39.9 million in the fourth quarter of 2019 compared to $36.7 million recorded in the fourth quarter of 2018, an increase of 8.6%. Noninterest expenses for the year ended December 31, 2019 amounted to $156.3 million compared to $155.9 million in 2018, an increase of 0.2%. The increases in 2019 were primarily due to expenses associated with the Company's growth, which were partially offset by lower FDIC assessment premiums due to credits allocated to the Company by the FDIC and operational efficiencies realized by the Company resulting from the operational conversion of an acquired entity in 2018.

Income Taxes

The Company’s effective tax rate for the fourth quarter of 2019 was 20.4% compared to 20.1% in the fourth quarter of 2018. For the year ended December 31, 2019 and 2018, the Company’s effective tax rates were 20.8% and 21.3%, respectively.

Balance Sheet and Capital

Total assets at December 31, 2019 amounted to $6.1 billion, a 4.8% increase from a year earlier. Loan growth for the year ended December 31, 2019 amounted to $204.4 million, or 4.8%, and deposit growth amounted to $272.0 million, or 5.8%. Within deposits, the Company’s retail deposits (excludes brokered deposits and internet time deposits) grew 9.7% during 2019, with 14.8% growth in noninterest-bearing checking accounts. As a result of the strong retail deposit growth, the Company reduced its level of brokered deposits, which declined by $153.7 million, or 64.1%, from December 31, 2018. Additionally, the Company paid down its borrowings by $106 million, or 26.0%, during 2019.

In order to reduce exposure to the possibility of lower interest rates, the Company invested portions of its interest-bearing cash balances during 2019 into fixed rate investment securities. As a result, from December 31, 2018 to December 31, 2019, interest-bearing cash balances declined by 59.0% and investment securities balances increased by 47.7%.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at December 31, 2019 of 15.12%, an increase from the 13.97% reported at December 31, 2018. The Company’s tangible common equity to tangible assets ratio was 10.20% at December 31, 2019, an increase of 113 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “We are pleased with our results for 2019. Profitability was strong, with a return on average assets of 1.53%, and we experienced solid balance sheet growth, especially in retail deposits, which grew nearly 10%. We were also pleased that our strong capital levels provided the opportunity to increase our dividend rate again this year. The dividend rate of 18 cents per share being paid to shareholders this week represents an 80% increase from the rate paid a year ago.”

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $6.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2019	2018	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$56,030	54,581
Interest on investment securities	5,209	3,453
Other interest income	1,730	3,158
Total interest income	62,969	61,192	2.9%
Interest expense
Interest on deposits	6,552	4,679
Interest on borrowings	1,761	2,667
Total interest expense	8,313	7,346	13.2%
Net interest income	54,656	53,846	1.5%
Total provision (reversal) for loan losses	3,176	693	358.3%
Net interest income after provision for loan losses	51,480	53,153	(3.1)%
Noninterest income
Service charges on deposit accounts	3,427	3,084
Other service charges, commissions, and fees	4,859	4,302
Fees from presold mortgage loans	1,267	504
Commissions from sales of insurance and financial products	2,059	2,247
SBA consulting fees	1,025	1,121
SBA loan sale gains	1,227	1,593
Bank-owned life insurance income	636	642
Foreclosed property gains (losses), net	(40)	14
Securities gains (losses), net	—	—
Other gains (losses), net	162	(88)
Total noninterest income	14,622	13,419	9.0%
Noninterest expenses
Salaries expense	20,599	18,462
Employee benefit expense	3,694	4,136
Occupancy and equipment related expense	4,093	4,402
Merger and acquisition expenses	(21)	(1,210)
Intangibles amortization expense	1,121	1,398
Other operating expenses	10,365	9,491
Total noninterest expenses	39,851	36,679	8.6%
Income before income taxes	26,251	29,893	(12.2)%
Income tax expense	5,368	5,998	(10.5)%
Net income	$20,883	23,895	(12.6)%

Earnings per common share - diluted	$0.71	0.80	(11.3)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$54,656	53,846
Tax-equivalent adjustment (1)	382	443
Net interest income, tax-equivalent	$55,038	54,289	1.4%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2019	2018	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$220,784	208,609
Interest on investment securities	20,888	12,120
Other interest income	8,435	10,478
Total interest income	250,107	231,207	8.2%
Interest expense
Interest on deposits	25,050	14,491
Interest on borrowings	8,853	9,286
Total interest expense	33,903	23,777	42.6%
Net interest income	216,204	207,430	4.2%
Total provision (reversal) for loan losses	2,263	(3,589)	(163.1)%
Net interest income after provision for loan losses	213,941	211,019	1.4%
Noninterest income
Service charges on deposit accounts	12,970	12,690
Other service charges, commissions, and fees	19,481	16,488
Fees from presold mortgage loans	3,944	2,735
Commissions from sales of insurance and financial products	8,495	8,731
SBA consulting fees	3,872	4,675
SBA loan sale gains	8,275	10,366
Bank-owned life insurance income	2,564	2,534
Foreclosed property gains (losses), net	(939)	(565)
Securities gains (losses), net	97	—
Other gains (losses), net	(169)	723
Total noninterest income	58,590	58,377	0.4%
Noninterest expenses
Salaries expense	79,129	75,077
Employee benefit expense	16,844	16,888
Occupancy and equipment related expense	16,145	16,420
Merger and acquisition expenses	192	2,358
Intangibles amortization expense	4,858	5,917
Other operating expenses	39,087	39,258
Total noninterest expenses	156,255	155,918	0.2%
Income before income taxes	116,276	113,478	2.5%
Income tax expense	24,230	24,189	0.2%
Net income	$92,046	89,289	3.1%

Earnings per common share - diluted	$3.10	3.01	3.0%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$216,204	207,430
Tax-equivalent adjustment (1)	1,641	1,594
Net interest income, tax-equivalent	$217,845	209,024	4.2%

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2019	2018	2019	2018
Return on average assets (1)	1.35%	1.62%	1.53%	1.57%
Return on average common equity (2)	9.78%	12.56%	11.32%	12.27%
Net interest margin - tax-equivalent (3)	3.93%	4.08%	4.00%	4.09%
Net charge-offs (recoveries) to average loans	0.09%	0.02%	0.04%	(0.03)%

COMMON SHARE DATA
Cash dividends declared - common	$0.18	0.10	0.54	0.40
Stated book value - common	28.80	25.71	28.80	25.71
Tangible book value - common	20.30	17.12	20.30	17.12
Common shares outstanding at end of period	29,601,264	29,724,874	29,601,264	29,724,874
Weighted average shares outstanding - diluted	29,603,816	29,800,342	29,720,499	29,707,431

CAPITAL RATIOS
Tangible common equity to tangible assets	10.20%	9.07%	10.20%	9.07%
Common equity tier I capital ratio - estimated	13.48%	12.28%	13.48%	12.28%
Tier I leverage ratio - estimated	11.19%	10.47%	11.19%	10.47%
Tier I risk-based capital ratio - estimated	14.63%	13.48%	14.63%	13.48%
Total risk-based capital ratio - estimated	15.12%	13.97%	15.12%	13.97%

AVERAGE BALANCES ($ in thousands)
Total assets	$6,159,232	5,840,964	6,027,047	5,693,760
Loans	4,419,982	4,222,417	4,346,331	4,161,838
Earning assets	5,560,099	5,276,311	5,447,817	5,112,805
Deposits	4,939,182	4,624,868	4,824,216	4,516,811
Interest-bearing liabilities	3,716,248	3,697,076	3,720,536	3,663,077
Shareholders’ equity	847,317	754,734	812,823	727,920

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.
_____________________________________________________________________________________________
TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Net interest income - tax-equivalent (1)	$55,038	54,191	54,832	53,785	54,289
Taxable equivalent adjustment (1)	382	413	423	424	443
Net interest income	54,656	53,778	54,409	53,361	53,846
Provision (reversal) for loan losses	3,176	(1,105)	(308)	500	693
Noninterest income	14,622	14,883	15,253	13,833	13,419
Noninterest expense	39,851	38,173	39,703	38,529	36,679
Income before income taxes	26,251	31,593	30,267	28,165	29,893
Income tax expense	5,368	6,574	6,408	5,880	5,998
Net income	20,883	25,019	23,859	22,285	23,895

Earnings per common share - diluted	0.71	0.84	0.80	0.75	0.80

Cash dividends declared per share	0.18	0.12	0.12	0.12	0.10
(1) See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Dec. 31, 2019	At Sept. 30, 2019	At Dec. 31, 2018	One Year Change
Assets
Cash and due from banks	$64,519	52,621	56,050	15.1%
Interest-bearing deposits with banks	166,783	264,840	406,848	(59.0)%
Total cash and cash equivalents	231,302	317,461	462,898	(50.0)%

Investment securities	889,877	779,489	602,588	47.7%
Presold mortgages	19,712	16,269	4,279	360.7%

Total loans	4,453,466	4,396,544	4,249,064	4.8%
Allowance for loan losses	(21,398)	(19,260)	(21,039)	1.7%
Net loans	4,432,068	4,377,284	4,228,025	4.8%

Premises and equipment	134,528	136,668	119,000	13.0%
Intangible assets	251,585	252,824	255,480	(1.5)%
Foreclosed real estate	3,873	4,589	7,440	(47.9)%
Bank-owned life insurance	104,441	103,806	101,878	2.5%
Other assets	76,253	80,521	82,528	(7.6)%
Total assets	$6,143,639	6,068,911	5,864,116	4.8%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$1,515,977	1,491,494	1,320,131	14.8%
Interest-bearing checking accounts	912,784	894,777	916,374	(0.4)%
Money market accounts	1,173,107	1,124,614	1,035,523	13.3%
Savings accounts	424,415	418,043	432,389	(1.8)%
Brokered deposits	86,141	127,519	239,875	(64.1)%
Internet time deposits	698	1,445	3,428	(79.6)%
Other time deposits > $100,000	563,108	557,590	447,619	25.8%
Other time deposits	255,125	259,900	264,000	(3.4)%
Total deposits	4,931,355	4,875,382	4,659,339	5.8%

Borrowings	300,671	300,656	406,609	(26.1)%
Other liabilities	59,212	57,891	33,938	74.5%
Total liabilities	5,291,238	5,233,929	5,099,886	3.8%

Shareholders’ equity
Common stock	429,514	429,136	434,453	(1.1)%
Retained earnings	417,764	402,212	341,738	22.2%
Stock in rabbi trust assumed in acquisition	(2,587)	(2,577)	(3,235)	(20.0)%
Rabbi trust obligation	2,587	2,577	3,235	(20.0)%
Accumulated other comprehensive income (loss)	5,123	3,634	(11,961)	(142.8)%
Total shareholders’ equity	852,401	834,982	764,230	11.5%
Total liabilities and shareholders’ equity	$6,143,639	6,068,911	5,864,116	4.8%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Yield on loans	5.03%	5.02%	5.16%	5.11%	5.13%
Yield on securities	2.64%	2.74%	2.81%	2.95%	2.71%
Yield on other earning assets	1.91%	2.42%	2.51%	2.77%	2.29%
Yield on all interest-earning assets	4.49%	4.55%	4.67%	4.66%	4.60%

Rate on interest bearing deposits	0.76%	0.77%	0.75%	0.67%	0.56%
Rate on other interest-bearing liabilities	2.31%	2.65%	2.83%	2.79%	2.60%
Rate on all interest-bearing liabilities	0.89%	0.93%	0.93%	0.90%	0.79%
Total cost of funds	0.63%	0.66%	0.67%	0.66%	0.58%

Net interest margin (1)	3.90%	3.92%	4.03%	4.03%	4.05%

Net interest margin - tax-equivalent (2)	3.93%	3.95%	4.06%	4.06%	4.08%

Average prime rate	4.83%	5.27%	5.50%	5.50%	5.28%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
______________________________________________________________________________________________________

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Interest income - increased by accretion of loan discount on acquired loans	$1,161	959	1,336	1,132	1,566
Interest income - increased by accretion of loan discount on retained portions of SBA loans	340	365	394	287	264
Interest expense - reduced by premium amortization of deposits	38	44	50	58	71
Interest expense - increased by discount accretion of borrowings	(45)	(46)	(45)	(45)	(45)
Impact on net interest income	$1,494	1,322	1,735	1,432	1,856

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Nonperforming assets
Nonaccrual loans	$24,866	19,720	17,375	20,684	22,575
Troubled debt restructurings - accruing	9,053	9,566	11,890	12,457	13,418
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	33,919	29,286	29,265	33,141	35,993
Foreclosed real estate	3,873	4,589	5,107	6,390	7,440
Total nonperforming assets	$37,792	33,875	34,372	39,531	43,433
Purchased credit impaired loans not included above (1)	$12,664	13,798	14,175	15,867	17,393
Asset Quality Ratios
Net quarterly charge-offs (recoveries) to average loans - annualized	0.09%	0.04%	—%	0.04%	0.02%
Nonperforming loans to total loans	0.76%	0.67%	0.67%	0.77%	0.85%
Nonperforming assets to total assets	0.62%	0.56%	0.57%	0.65%	0.74%
Allowance for loan losses to total loans	0.48%	0.44%	0.48%	0.49%	0.50%
(1) In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018

Net interest income, as reported	$54,656	53,778	54,409	53,361	53,846
Tax-equivalent adjustment	382	413	423	424	443
Net interest income, tax-equivalent (A)	$55,038	54,191	54,832	53,785	54,289
Average earning assets (B)	$5,560,099	5,440,014	5,417,284	5,372,766	5,276,311
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.93%	3.95%	4.06%	4.06%	4.08%

Net interest income, tax-equivalent	$55,038	54,191	54,832	53,785	54,289
Loan discount accretion	1,501	1,324	1,730	1,419	1,830
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$53,537	52,867	53,102	52,366	52,459
Average earnings assets (B)	$5,560,099	5,440,014	5,417,284	5,372,766	5,276,311
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (A) / (B)	3.82%	3.86%	3.93%	3.95%	3.94%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At December 31, 2019, the Company had a remaining loan discount balance on acquired loans of $12.7 million compared to $17.3 million at December 31, 2018. At December 31, 2019, the Company had a remaining loan discount balance on SBA loans of $7.1 million compared to $5.7 million at December 31, 2018. For the related loans that perform and pay down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

	For the Three Months Ended		For the Twelve Months Ended
RECONCILIATION OF CORE NONINTEREST INCOME TO TOTAL NONINTEREST INCOME ($ in thousands)	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Noninterest income
Service charges on deposit accounts	$3,427	3,084	12,970	12,690
Other service charges, commissions, and fees	4,859	4,302	19,481	16,488
Fees from presold mortgage loans	1,267	504	3,944	2,735
Commissions from sales of insurance and financial products	2,059	2,247	8,495	8,731
SBA consulting fees	1,025	1,121	3,872	4,675
SBA loan sale gains	1,227	1,593	8,275	10,366
Bank-owned life insurance income	636	642	2,564	2,534
Core noninterest income	14,500	13,493	59,601	58,219
Foreclosed property gains (losses), net	(40)	14	(939)	(565)
Securities gains (losses), net	—	—	97	—
Other gains (losses), net	162	(88)	(169)	723
Total noninterest income	$14,622	13,419	58,590	58,377